EXHIBIT 99.1

                           VSE CORPORATION ACQUIRES
                 INTEGRATED CONCEPTS AND RESEARCH CORPORATION

                     Acquisition Builds on Growth Strategy

	Alexandria, Virginia, June 4, 2007 - VSE Corporation (Nasdaq: VSEC) announced today that it has acquired Integrated Concepts and Research Corporation (ICRC) of Alexandria, Virginia. The purchase price was approximately $11.6 million in cash, with the potential for additional payments of up to approximately $5.8 million if certain financial targets are met during the next six years. For the year ended March 31, 2007, ICRC recorded revenues of approximately $59 million and net income of approximately $1.5 million (unaudited).

	ICRC is a diversified technical and management services company principally serving the U.S. Government market. The company's core expertise lies in information technology, advanced vehicle technology, aerospace, engineering and transportation infrastructure. ICRC combines industry expertise with a strong track record in project management, research, testing, analysis, purchasing, and implementation.

       ICRC is an established information technology provider to the U.S. Army Corps of Engineers and the Social Security Administration. ICRC was on the government team that recently won the Army Corps of Engineers A-76 competition that outsourced all the Corps' Information management and technology work. ICRC has developed sophisticated integrated vehicle systems for the Army such as the SmarTruck(tm) and all terrain vehicles for Special Operations Command. ICRC has also been in the forefront of the federal R&D on alternative fuels, in particular, clean diesel fuel made using the Fischer-Tropsch process.

       The ICRC corporate office is in Alexandria, Virginia, with offices in Chantilly, Virginia; Detroit, Michigan; Huntsville, Alabama; Vicksburg, Mississippi; and Anchorage, Alaska. For more information on ICRC, please see the ICRC web site at www.icrcsolutions.com.

       VSE Chairman, President and CEO/COO Don Ervine said, "The acquisition of ICRC is consistent with our growth strategy to expand our presence in the markets we serve. ICRC is a well managed, diversified and profitable company. This combination provides VSE with an opportunity to expand and diversify its business base across a number of project areas including smart vehicles, alternate fuels, large-scale port engineering development and security, and information technology services. The acquisition brings 200 employees to our staff, and it adds momentum to our strategic plan for growth and increasing profitability. ICRC has several long-term contracts, and we are working together on new bidding opportunities where we can combine and leverage our strengths. We expect the acquisition to create new opportunities between ICRC and our other VSE divisions and subsidiaries."

       ICRC President and CEO Jim Lexo said, "We are excited about the opportunity to continue our growth with VSE. We share common goals with VSE, and in some instances, we support different programs for the same or similar customers. We see this acquisition as very positive for ICRC, our employees, and customers."

       Established in 1959, VSE is a diversified professional services company providing engineering, systems integration, scientific, and management solutions to customers in the defense, homeland security, law enforcement, energy, and environmental industries at locations and facilities across the United States and around the world. For the year December 31, 2006, VSE reported consolidated revenues of $363.7 million and earnings of $7.8 million ($3.21 per diluted share).

       For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703) 317-5202.

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       News Contact: C. S. Weber, CAO, (703) 329-4770.

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